EXHIBIT 99.1
Media Contact:
Evelyn Mitchell                     regions.doingmoretoday.com
205-264-4551                      Regions News on Twitter: @RegionsNews

Regions Financial Corp. Directors Susan W. Matlock and John E. Maupin Jr. to Retire

BIRMINGHAM, Ala. - Feb. 7, 2019 - Regions Financial Corporation (NYSE:RF) today announced that Susan W. Matlock and John E. Maupin Jr. will retire from the company’s board of directors effective April 24, 2019, having reached the board’s mandatory retirement age of 72.

Matlock has served as a director since 2002. She currently serves on the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee. Matlock is past President and CEO of Innovation Depot, Inc., an emerging business incubation center in Birmingham.

Maupin has served as a director since 2007. He currently serves on the Audit Committee and the Nominating and Corporate Governance Committee. Maupin is past President and CEO of Morehouse School of Medicine in Atlanta.

“Both Susan and John have provided exceptional guidance and leadership as members of our board of directors,” said Board Chair Charles McCrary. “I greatly appreciate their many years of service and dedication during a dynamic time within the financial services industry.”

Regions’ directors are elected at the annual meeting of shareholders each year. The board of directors currently has 15 members. Under Regions’ Corporate Governance Principles, each director should retire immediately prior to the call to order of the next annual shareholders’ meeting of the Company following his or her 72nd birthday. The board has determined that effective at the annual meeting of shareholders, the board will consist of 13 members to be elected for a term of one year expiring at the 2020 annual meeting.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com
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